FOR IMMEDIATE RELEASE

HC2 Holdings Reports First Quarter 2018 Results
Re-Affirms 2018 Guidance for Construction and Marine Services Segments

New York, May 10, 2018 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the first quarter 2018, which ended on March 31, 2018.

“During the first quarter, our portfolio of diverse businesses continued to execute on their strategies,” said Philip Falcone, HC2’s Chairman, President and Chief Executive Officer.  “DBM Global in particular performed well, utilizing its competitive advantages to win targeted projects and maintain near-record backlog, while continuing to diversify its offering, including a focus on bridge and infrastructure construction in the US.  First quarter results at Global Marine Group were lower than anticipated primarily due to the timing of project work at the Huawei Marine joint venture, which is expected to ramp up throughout the balance of the year.  As we’ve previously noted, the complex nature of certain large-scale projects can cause quarterly variability in the financial results of our core subsidiaries.  Despite these expected timing issues, we remain confident in the underlying performance of these businesses and reaffirm our full year 2018 Adjusted EBITDA guidance of $60 million to $65 million for DBM Global and $45 million to $50 million for Global Marine.”

Mr. Falcone added, “In addition, we recently announced a transformational and extremely exciting transaction, in which Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, will acquire BeneVir Biopharm, a portfolio company within our Pansend Life Sciences segment, for up to $1.04 billion.  BeneVir has been doing remarkable work developing oncolytic immunotherapies to help patients whose tumors do not respond to current therapeutic options. This transaction clearly demonstrates the value Pansend can create by identifying, investing and strongly supporting life science companies with excellent management whose assets and technologies provide unique solutions for unmet medical needs.”

Mr. Falcone continued, “During the quarter, we continued to pursue our over-the-air (“OTA”) broadcast television strategy to build the country’s largest, most comprehensive, flexible state-of-the art OTA distribution platform. Through a series of acquisitions, we have expanded HC2 Broadcasting’s network to 150 operational stations, with an additional ~500 silent licenses and construction permits in over 130 U.S. markets, including 9 of the top 10 markets, and we are capable of reaching approximately 60% of the U.S. population. We also welcomed industry veterans Kurt Hanson as Chief Technology Officer and Louis Libin as Managing Director of Strategy to lead and accelerate the growth of this business.”

Mr. Falcone concluded, “Subsequent to quarter end, we completed the refinancing of our broadcasting bridge loans that supported the expansion of our OTA strategy through a tack-on of our 11% Senior Secured Notes. Optimizing our capital structure has been and remains a priority for HC2.”

First Quarter Financial Highlights

•
Net Revenue: For the first quarter of 2018, HC2 recorded consolidated total net revenue of $453.7 million, as compared to $390.6 million for the year-ago quarter. The $63.1 million or 16.2% year-over-year increase was driven primarily by contributions in Construction, Broadcasting, Telecommunications, and Insurance segments, offset by a decline in Marine Services.

REVENUE by OPERATING SEGMENT

(in thousands)	Three Months Ended March 31,
	2018	2017	Increase / (Decrease)
Construction	$158,941	$112,721	$46,220
Marine Services	36,722	44,179	(7,457)
Energy	4,502	4,287	215
Telecommunications	202,303	191,749	10,554
Total Core Operating Subsidiaries	$402,468	$352,936	$49,532
Insurance	40,200	36,026	4,174
Life Sciences	—	—	—
Broadcasting	10,656	—	10,656
Other	2,353	1,606	747
Eliminations (1)	(1,987)	—	(1,987)
Consolidated HC2	$453,690	$390,568	$63,122
(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Such adjustments related to consolidated subsidiaries are eliminated in consolidation.

•
Net Income / (Loss): For the first quarter of 2018, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(35.7) million or $(0.81) per fully diluted share, as compared to Net (Loss) of $(15.1) million or $(0.36) per fully diluted share for the first quarter 2017.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries,” which includes HC2's Construction, Marine Services, Energy and Telecommunications segments, was a combined $9.3 million for the first quarter of 2018, as compared to $27.8 million for the year-ago quarter, due primarily to timing associated with large scale projects in our Marine Services segment, in particular its Huawei Marine joint venture, in addition to a strong year-ago quarter.

For the first quarter of 2018, Total Adjusted EBITDA (excluding the Insurance segment), which includes results from Core Operating Subsidiaries, Life Sciences, Broadcasting, Other, and Non-operating Corporate segments, was an EBITDA loss of $(6.9) million, as compared to $16.7 million for the year-ago quarter. First quarter 2018, Total Adjusted EBITDA loss was driven by timing of projects in the Marine Services segment, in particular its Huawei Marine joint venture, as well as the addition of the new Broadcasting segment, which includes the Company’s OTA broadcasting assets.

ADJUSTED EBITDA by OPERATING SEGMENT

(in thousands)	Three Months Ended March 31,
	2018	2017	Increase / (Decrease)
Construction	$9,974	$8,608	$1,366
Marine Services	(2,443)	16,346	(18,789)
Energy	670	1,160	(490)
Telecommunications	1,108	1,682	(574)
Total Core Operating Subsidiaries	$9,309	$27,796	$(18,487)
Life Sciences	(4,350)	(4,075)	(275)
Broadcasting	(5,051)	—	(5,051)
Other and Eliminations	(156)	(1,170)	1,014
Non-operating Corporate	(6,656)	(5,862)	(794)
Consolidated HC2	$(6,904)	$16,689	$(23,593)

•
Balance Sheet: As of March 31, 2018, HC2 had consolidated cash, cash equivalents and investments of $1.6 billion, which includes cash and investments associated with HC2's Insurance segment. Excluding the Insurance segment, consolidated cash was $69.1 million, of which $32.4 million was at the HC2 corporate level.

First Quarter Segment Highlights

•	Construction - For the first quarter of 2018, HC2’s DBM Global Inc. (“DBM”), reported Net Income of $3.5 million, as compared to $3.2 million for the year-ago quarter.

Adjusted EBITDA was $10.0 million for the first quarter, as compared to $8.6 million for the year-ago quarter, primarily due to the continued ramp up of several large scale commercial projects.

Backlog at the end of the first quarter was a near-record $718 million, up 44% as compared to approximately $498 million for the year ago quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $759 million. DBM continues to see a number of large opportunities in the commercial sector totaling approximately $300 million in potential new projects that could be awarded over the next several quarters.

•	Marine Services - For the first quarter of 2018, Global Marine Systems (“Global Marine”) reported a Net (Loss) of $(6.3) million, as compared to Net Income of $11.2 million for the year-ago quarter.

Adjusted EBITDA was a loss of $(2.4) million for the first quarter, as compared to income of $16.3 million for the year-ago quarter, primarily due to timing associated with large scale projects in the Huawei Marine joint venture which had a strong year-ago quarter, lower offshore power contribution versus the comparable period, as well as increased unutilized vessel costs as installation vessels were mobilized in the quarter for scheduled telecom and offshore power project work.

•	Energy - For the first quarter of 2018, American Natural Gas (“ANG”) reported a Net (Loss) of $(0.7) million, as compared to $(0.7) million for the year-ago quarter.

Adjusted EBITDA was $0.7 million for the first quarter, as compared to $1.2 million for the year-ago quarter. Slightly higher revenues were offset by higher utility and station operation costs, as well as incremental expenses, as the company continues to ramp up operations across the platform. ANG currently owns and/or operates 44 natural gas fueling stations, including stations under development, in 15 states.

•	Telecommunications - For the first quarter of 2018, PTGi-ICS reported Net Income of $1.1 million, as compared to $1.5 million for the year-ago quarter.

Adjusted EBITDA was $1.1 million for the first quarter, as compared to $1.7 million for the year-ago quarter. The decrease was due primarily to fluctuations in the mix of wholesale traffic volumes, resulting in lower call termination margin contribution.

•
Insurance - As of March 31, 2018, the Company's Insurance subsidiary had approximately $68.9 million of statutory surplus, $82.9 million of total adjusted capital and $2.1 billion in total GAAP assets.

INSURANCE SEGMENT ADJUSTED OPERATING INCOME ("AOI")

(in thousands)	Three Months Ended March 31,
	2018	2017	Increase / (Decrease)
Insurance	$(962)	$(1,020)	$58

Adjusted Operating Income / (Loss) was Loss of $(1.0) million for the first quarter of 2018 was essentially in line with the year-ago quarter Loss of $(1.0) million.

CGI continues to believe that its acquisition of Humana Inc.’s (NYSE: HUM) long-term care insurance business, KMG America Corporation (“KMG”), will close in the third quarter of 2018. The transaction is expected to be immediately accretive to CGI’s risk-based and statutory capital. As of December 31, 2017, KMG’s subsidiary, Kanawha Insurance Company, had approximately $150 million of Statutory Capital and Surplus with approximately $2.6 billion of cash and invested assets. Once the proposed transaction is completed, CGI’s insurance platform will have approximately $3.5 billion in cash and invested assets.

•
Pansend Life Sciences - During the first quarter, companies in the Pansend Life Sciences, LLC portfolio continued to ramp operations and meet critical milestones, including R2 Dermatology, MediBeacon and BeneVir, all of which remained in discussions with various strategic parties.

Subsequent to quarter end, as announced on May 2, 2018, BeneVir, who’s focused on developing oncolytic immunotherapies for the treatment of cancer, entered into a definitive agreement to be acquired by Janssen Biotech, Inc. (“Janssen”), one of the Janssen Pharmaceutical Companies of Johnson & Johnson.

Under the terms of the agreement, Janssen will make an upfront cash payment of $140 million at closing of the transaction, plus additional contingent payments of up to $900 million based on achievement of certain predetermined milestones. The total amount of all payments could exceed $1.04 billion if all milestones are met. Of the $140 million upfront cash payment, HC2 expects to receive approximately $75 million at closing, excluding approximately $10 million being held in escrow. The closing of the transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close in the second quarter of 2018.

•
Broadcasting - For the first quarter of 2018, the newly created Broadcasting segment reported Net (Loss) of $(12.7) million and Adjusted EBITDA loss of $(5.1) million. There was no comparable period for the Broadcasting segment as the OTA broadcasting assets were acquired in the previous quarter. As the result of a series of current and pending transactions, HC2’s broadcasting subsidiary has approximately 150 operational stations, including 10 full-power stations, 42 Class A stations and 98 LPTV stations. In addition, Broadcasting had an additional ~500 silent licenses and construction permits. The total Broadcasting footprint covers approximately 60 percent of the U.S. population, in over 130 U.S. markets, including 9 of the top 10 markets across the United States.

•	HC2 Corporate - The Company received a combined $5.8 million in the first quarter of tax share and dividends from DBMG and PTGi-ICS, respectively.

Subsequent to quarter end, HC2 refinanced its Broadcasting Bridge Loans that supported the expansion of its OTA television broadcasting strategy through the completion of a $110 million tack-on offering of its 11% Senior Secured Notes. The Notes were issued at an issue price of 102.0% plus accrued interest from December 1, 2017. The offering closed on May 7, 2018.
Reaffirms 2018 Guidance for Construction and Marine Services Segments
Earlier this year, in order to provide additional visibility into the Company’s two largest Adjusted EBITDA segment contributors, Construction and Marine Services, the Company initiated a guidance range reflecting its current expectations for full year 2018 Adjusted EBITDA, due in part to their strong backlog and opportunity pipelines at year end 2017. While the complex nature of certain large-scale DBM Global and Global Marine projects could cause quarterly variability in their financial results, the Company continues to expect the following for the full year 2018:

•	Construction: $60 million and $65 million of Adjusted EBITDA

•	Marine Services: $45 million and $50 million of Adjusted EBITDA

The Company has provided 2018 guidance with regard to the non-GAAP measures of Adjusted EBITDA. These measures exclude from the corresponding GAAP financial measures the effect of special items as described below under “Non-GAAP Financial Measures.” The Company has not provided a reconciliation of such non-GAAP guidance to the most directly comparable GAAP measure because it cannot predict and quantify with a reasonable degree of confidence all of the special items that may occur during 2018.

HC2 does not guarantee future results of any kind. The Company’s guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results, and is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its first quarter 2018 financial results and operations today, Thursday, May 10, 2018, at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website, www.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Domestic Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 4989606
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.hc2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 4989606
*Available approximately two hours after the end of the conference call through June 9, 2018.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments and Adjusted Operating Income for the Insurance segment (“Insurance AOI”).
Adjusted EBITDA
Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments' performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss), excluding the Insurance segment, adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition costs. Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures or a measure of our operating performance.
Adjusted Operating Income - Insurance
Adjusted Operating Income for the Insurance segment (“Insurance AOI”) is a non-U.S. GAAP financial measure frequently used throughout the insurance industry and is an economic measure the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provides insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI has certain limitations and the Company may not calculate it the same as other companies in our industry. It should therefore be read together with the Company's results calculated in accordance with U.S. GAAP.

Similarly to Adjusted EBITDA, using Insurance AOI as a performance measure has inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as this non-U.S. GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI should not be considered in isolation and does not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.
Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including OTTI losses recognized in operations, asset impairment, intercompany elimination, non-recurring items, and acquisition costs. Management believes that Insurance AOI provides a meaningful financial metric that helps investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, the Company believes using a measure which excludes their impact is effective in analyzing the trends of our operations.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectations regarding building shareholder value and future cash and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of the Company to complete its proposed bridge loan; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition and disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$415,477	$354,542
Life, accident and health earned premiums, net	20,040	19,941
Net investment income	17,724	15,304
Net realized and unrealized gains on investments	449	781
Net revenue	453,690	390,568
Operating expenses
Cost of revenue	375,674	314,414
Policy benefits, changes in reserves, and commissions	32,283	31,487
Selling, general and administrative	52,088	39,856
Depreciation and amortization	9,656	7,397
Other operating (income) expenses	(2,252)	(3,558)
Total operating expenses	467,449	389,596
Income (loss) from operations	(13,759)	972
Interest expense	(19,325)	(14,115)
Loss on contingent consideration	—	(231)
Income (loss) from equity investees	(5,231)	7,693
Other income (expenses), net	1,092	(4,910)
Loss from continuing operations before income taxes	(37,223)	(10,591)
Income tax expense	(1,631)	(5,291)
Net loss	(38,854)	(15,882)
Less: Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	3,858	1,386
Net loss attributable to HC2 Holdings, Inc.	(34,996)	(14,496)
Less: Preferred stock and deemed dividends from conversions	703	583
Net loss attributable to common stock and participating preferred stockholders	$(35,699)	$(15,079)

Loss per Common Share
Basic	$(0.81)	$(0.36)
Diluted	$(0.81)	$(0.36)

Weighted average common shares outstanding:
Basic	44,281	41,948
Diluted	44,281	41,948

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$1,302,556	$1,340,626
Equity securities	80,210	47,500
Mortgage loans	61,084	52,109
Policy loans	17,807	17,944
Other invested assets	81,726	85,419
Total investments	1,543,383	1,543,598
Cash and cash equivalents	92,074	97,885
Accounts receivable, net	327,513	322,446
Recoverable from reinsurers	529,427	526,337
Deferred tax asset	951	1,661
Property, plant and equipment, net	372,425	374,660
Goodwill	132,466	131,741
Intangibles, net	119,385	117,105
Other assets	109,699	102,258
Total assets	$3,227,323	$3,217,691

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,708,680	$1,693,961
Annuity reserves	240,186	243,156
Value of business acquired	41,924	42,969
Accounts payable and other current liabilities	339,381	347,492
Deferred tax liability	10,910	10,740
Debt obligations	655,423	593,172
Other liabilities	75,015	70,174
Total liabilities	3,071,519	3,001,664
Commitments and contingencies
Temporary equity
Preferred stock	26,310	26,296
Redeemable noncontrolling interest	3,192	1,609
Total temporary equity	29,502	27,905
Stockholders’ equity
Common stock, $.001 par value	45	44
Shares authorized: 80,000,000 at March 31, 2018 and December 31, 2017;
Shares issued: 44,973,592 and 44,570,004 at March 31, 2018 and December 31, 2017;
Shares outstanding: 44,528,938 and 44,190,826 at March 31, 2018 and December 31, 2017, respectively
Additional paid-in capital	253,089	254,685
Treasury stock, at cost; 444,654 and 379,178 shares at March 31, 2018 and December 31, 2017, respectively	(2,433)	(2,057)
Accumulated deficit	(252,223)	(221,189)
Accumulated other comprehensive income	15,871	41,688
Total HC2 Holdings, Inc. stockholders’ equity	14,349	73,171
Noncontrolling interest	111,953	114,951
Total stockholders’ equity	126,302	188,122
Total liabilities, temporary equity and stockholders’ equity	$3,227,323	$3,217,691

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2018
	Core Operating Subsidiaries				Early Stage & Other				HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.									$(34,996)
Less: Net Income attributable to HC2 Holdings Insurance segment									1,245
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									(1,987)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$3,467	$(6,253)	$(698)	$1,053	$(3,936)	$(12,736)	$(156)	$(14,995)	(34,254)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,527	6,828	1,344	86	58	705	21	21	10,590
Depreciation and amortization (included in cost of revenue)	1,593	—	—	—	—	—	—	—	1,593
Amortization of equity method fair value adjustment at acquisition	—	(371)	—	—	—	—	—	—	(371)
(Gain) loss on sale or disposal of assets	415	(2,636)	(31)	—	—	—	—	—	(2,252)
Interest expense	410	1,163	320	—	—	5,706	2	11,724	19,325
Net loss on contingent consideration	—	—	—	—	—	—	—	—	—
Other (income) expense, net	89	948	66	(59)	28	(75)	52	(722)	327
Foreign currency (gain) loss (included in cost of revenue)	—	(102)	—	—	—	—	—	—	(102)
Income tax (benefit) expense	1,832	(66)	—	—	—	—	—	(3,315)	(1,549)
Noncontrolling interest	282	(2,364)	(333)	—	(747)	(610)	(86)	—	(3,858)
Bonus to be settled in equity	—	—	—	—	—	—	—	175	175
Share-based payment expense	—	410	2	—	74	313	11	278	1,088
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition costs	359	—	—	28	173	1,646	—	178	2,384
Adjusted EBITDA	$9,974	$(2,443)	$670	$1,108	$(4,350)	$(5,051)	$(156)	$(6,656)	$(6,904)

Total Core Operating Subsidiaries	$9,309

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2017
	Core Operating Subsidiaries				Early Stage & Other				HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.									$(14,496)
Less: Net (loss) attributable to HC2 Holdings Insurance Segment									(761)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$3,203	$11,152	$(697)	$1,502	$(3,410)	$—	$(5,430)	$(20,055)	(13,735)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,640	5,085	1,248	97	38	—	330	16	8,454
Depreciation and amortization (included in cost of revenue)	1,240	—	—	—	—	—	—	—	1,240
Amortization of equity method fair value adjustment at acquisition	—	(325)	—	—	—	—	—	—	(325)
Asset impairment expense	—	—	—	—	—	—	—	—	—
(Gain) loss on sale or disposal of assets	(248)	(3,500)	(4)	—	—	—	—	—	(3,752)
Lease termination costs	—	194	—	—	—	—	—	—	194
Interest expense	207	1,302	136	9	—	—	2,391	10,070	14,115
Loss on contingent consideration	—	—	—	—	—	—	—	231	231
Other (income) expense, net	(21)	1,065	1,120	74	(4)	—	2,115	44	4,393
Foreign currency (gain) loss (included in cost of revenue)	—	24	—	—	—	—	—	—	24
Income tax (benefit) expense	2,079	510	13	—	—	—	—	2,177	4,779
Noncontrolling interest	263	494	(747)	—	(791)	—	(605)	—	(1,386)
Share-based payment expense	—	345	91	—	92	—	29	962	1,519
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition costs	245	—	—	—	—	—	—	693	938
Adjusted EBITDA	$8,608	$16,346	$1,160	$1,682	$(4,075)	$—	$(1,170)	$(5,862)	$16,689

Total Core Operating Subsidiaries	$27,796

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME ("INSURANCE AOI")
(in thousands)
(Unaudited)

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI for the three months ended March 31, 2018 and 2017, respectively:

	Three Months Ended March 31,
	2018	2017	Increase / (Decrease)
Net Income (loss) - Insurance segment	$1,245	$(761)	$2,006
Effect of investment (gains) (1)	(2,510)	(781)	(1,729)
Asset impairment expense	—	522	(522)
Acquisition costs	303	—	303
Insurance AOI	$(962)	$(1,020)	$58

(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Such adjustments related to consolidated subsidiaries are eliminated in consolidation.